Exhibit 3.1
SUPERIOR WELL SERVICES, INC.

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

Series A 4% Convertible Preferred Stock
(Par Value $0.01 Per Share)
     SUPERIOR WELL SERVICES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time in accordance with Section 7(c) hereof, (the “Certificate of Incorporation”) which authorizes the issuance, by the Corporation, in one or more series of up to 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors by unanimous written consent dated November 17, 2008 duly adopted the following resolutions:
     RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Section 4.2 of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors hereby creates and provides for the issue of a series of Preferred Stock, herein designated as the Series A 4% Convertible Preferred Stock, which shall consist initially of 75,000 shares of Preferred Stock (subject to increase or decrease as described herein in accordance with Section 151(g) of the General Corporation Law), and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section 12):
1. General.
          (a) The shares of such series shall be designated the Series A 4% Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”).

          (b) The number of shares of Series A Preferred Stock shall initially be 75,000, which number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock and subject to Section 7(c)(i)) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by resolution of the Board of Directors. Shares of Series A Preferred Stock redeemed or purchased by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series.
          (c) No fractional shares of Series A Preferred Stock shall be issued.
          (d) In any case where any dividend payment date or redemption date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of dividends or redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date or redemption date; provided, however, that no interest or additional dividends or other sums shall accrue on such amount of dividends or redemption price for the period from such dividend payment date or redemption date, as the case may be, to the next succeeding Business Day.
2. Dividends.
          (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of $40.00 per share, and no more, payable quarterly on the 1st day of December, March, June and September, respectively, in each year, commencing December 1, 2008, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date.
          (b) Any dividend payments made with respect to the Series A Preferred Stock pursuant to Section 2(a) shall be made in cash.
          (c) Dividends on the Series A Preferred Stock shall be cumulative (whether or not declared and whether or not in any dividend period or dividend periods there shall be funds of the Corporation legally available for the payment of those dividends) from the date of first issue of such Series A Preferred Stock. The amount of dividends payable for each full quarterly dividend period shall equal the annual dividend amount divided by four. Dividends on the Series A Preferred Stock shall be computed for any period less than or greater than a full quarter on the basis of a year of 360 days of equal 30-day months. No interest shall be paid with respect to any unpaid dividends.
     Dividends shall be payable to the holders of record of the Series A Preferred Stock appearing on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the dividend payment dates thereof, as may be fixed by the Board of Directors. Dividends in arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than 60 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.
          (d) All dividends paid with respect to shares of Series A Preferred Stock shall be paid pro rata.
          (e) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, declare or pay or set apart for payment any dividends (other than a dividend payable solely in Fully Junior Stock) or make any other distribution on the Junior Stock or on any Junior Rights and shall not (and shall not permit any subsidiary of the Corporation to), directly or indirectly, redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other similar fund for the redemption or purchase of, any Junior Stock or any Junior Rights (other than the acquisition of (x) Junior Stock as a result of a reclassification, exchange or conversion of Junior Stock solely into Fully Junior Stock or (y) Junior Rights upon the exercise, conversion or exchange thereof solely for Fully Junior Stock) unless: (1) the full dividends on all outstanding shares of the Series A Preferred Stock and on any outstanding shares of capital stock of the Corporation which rank on a parity with the Series A Preferred Stock in the payment of dividends for all past quarterly (or, in the case of such other capital stock, any other applicable) dividend periods with respect thereto ending on or prior to the date of such dividend or distribution, acquisition for value or setting apart shall have been paid; (2) the full dividends on all outstanding shares of Series A Preferred Stock and on any outstanding shares of capital stock of the Corporation which rank on a parity with Series A Preferred Stock in the payment of dividends for the then current quarterly (or, in the case of such other capital stock, any other applicable) dividend period with respect thereto ending next after such date either (A) shall have been paid in cash or (B) shall have been declared and a sum in cash sufficient for the payment thereof shall have been set aside by the Corporation for the payment thereof; and (3) in the case of any dividend or distribution constituting any Property Dividend on Junior Stock, after giving effect to such dividend, the aggregate value (determined in good faith by the Corporation’s Board of Directors) of all such dividends on Junior Stock since the Original Issue Date would not exceed 50% of the Corporation’s consolidated net income, determined in accordance with generally accepted accounting principles consistent with the Corporation’s financial statements, calculated on a cumulative basis from October 1, 2008 through the most recently completed fiscal quarter ending prior to the date of payment of such dividend.
          (f) No full dividends shall be declared by the Corporation or paid or set apart for payment by the Corporation on any shares of capital stock of the Corporation which rank on a parity with the Series A Preferred Stock in the payment of dividends for any period unless the full dividends on all outstanding shares of the Series A Preferred Stock for all quarterly dividend periods ending on or prior to the date of payment of such full dividends on such parity stock have been or contemporaneously are declared and paid or declared and an amount in cash sufficient for the payment thereof shall have been set aside by the Corporation for the payment thereof. If any dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred Stock and any other such parity stock, all dividends declared and paid upon shares of the Series A Preferred Stock and any other such parity stock shall be declared and paid pro rata (as nearly as may be) so that the amount of dividends declared and paid per share of the Series A Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such parity stock bear to each other.
          (g) Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the Series A Preferred Stock shall not be entitled to participate in any such dividends, howsoever payable.
3. Liquidation.
          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive an amount in cash equal to $1,000 per share (the “Liquidation Value”), plus an amount equal to all accrued dividends on each such share to the date fixed for distribution or payment (the “Liquidation Payment”) before any distribution is made to holders of shares of Junior Stock upon any such liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Preferred Stock and the holders of any shares of capital stock ranking on a parity with the Series A Preferred Stock with respect to any distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets and proceeds of the Corporation thus distributable shall be distributed among the holders of Series A Preferred Stock and the holders of such capital stock so ranking on a parity with the Series A Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.
          (b) Notice of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be given by mail, postage prepaid, not less than 30 days prior to the distribution or payment date stated therein, to each holder of record of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall state a distribution or payment date, the amount of the Liquidation Payment and the place where the Liquidation Payment shall be distributable or payable.
          (c) For the purposes of this Section 3, neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the affairs of the Corporation.
          (d) After the payment in cash to the holders of shares of the Series A Preferred Stock of the full amount of the Liquidation Payment with respect to outstanding shares of Series A Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Preferred Stock, to any of the remaining assets of the Corporation.
4. Redemption.
          (a) Subject to Section 5(f), at any time on or after November 18, 2013, the Corporation, at its option, may redeem any or all of the outstanding shares of Series A Preferred Stock in accordance with Section 5 (an “Optional Redemption”).
          (b) The Series A Preferred Stock shall not be subject to optional redemption by the Corporation except as set forth in Section 4(a) above.
5. Terms of Redemption.
          (a) Any Optional Redemption shall be effected in the manner and with the effect set forth in this Section 5.
          (b) The redemption price payable for each share of Series A Preferred Stock redeemed pursuant to the Optional Redemption shall be an amount equal to 101% of the Liquidation Value thereof plus all accrued dividends with respect thereto to the redemption date.
          (c) The redemption price (including any accrued dividends) for an Optional Redemption shall be paid in cash.
          (d) The Corporation shall give notice of an Optional Redemption by mail, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for such redemption, to each holder of record of the shares of Series A Preferred Stock to be redeemed appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice to any holder shall state the redemption date, the number of shares to be redeemed from such holder, the redemption price, the place where the shares to be redeemed shall be presented and surrendered for payment of the redemption price therefor, the Conversion Price, the date on which the right to convert will terminate and the place or places where certificates for the shares may be surrendered for conversion, and that dividends on such shares shall cease to accrue on the redemption date.
          (e) If notice of redemption of shares of Series A Preferred Stock to be redeemed on a redemption date shall have been duly given, and if the Corporation deposits in cash the aggregate redemption price of such shares in a Trust for the pro rata benefit of the holders of such shares on or prior to such redemption date, then from and after the time of such deposit, or, if no such deposit is made, then upon such redemption date (if on or before such redemption date all funds in cash necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of such shares, so as to be and continue to be available therefor) and notwithstanding that any certificate representing any such shares shall not have been surrendered for cancellation, (1) dividends on such shares shall cease to accrue on such redemption date, (2) the holders of such shares shall cease to be stockholders with respect to such shares, (3) such shares shall no longer be deemed to be outstanding and shall no longer be transferable on the books of the Corporation and (4) such holders shall have no interest in or claim against the Corporation with respect to such shares except only the right to receive from the Corporation the amount payable on redemption thereof, without interest (or, in the case of such deposit, from such bank or trust company the funds so deposited, without interest), upon surrender of the certificates representing such shares on or after the redemption date (or, in the case of such deposit, at any time after such deposit). Any funds so deposited by the Corporation in a Trust which shall not be required for the redemption of any shares of Series A Preferred Stock because of the conversion thereof shall be released from such Trust and repaid to the Corporation forthwith. Any funds so deposited in a Trust and unclaimed at the end of two years from the date fixed for redemption shall, to the extent permitted by law, be repaid to the Corporation upon its request, after which the holders of such shares shall look only to the Corporation for payment thereof.
          (f) An Optional Redemption shall be effected only out of funds legally available for such purpose. If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to any Optional Redemption, the shares of Series A Preferred Stock to be redeemed shall be determined pro rata (as nearly as may be, with adjustments to equalize for any prior redemption pursuant to Section 4 which was not precisely pro rata) among all holders of Series A Preferred Stock, according to the respective number of shares of Series A Preferred Stock held by such holders. In the event that less than all of the shares represented by any certificate evidencing shares of Series A Preferred Stock are redeemed, the Corporation shall forthwith (or cause a transfer agent for the Series A Preferred Stock to) issue a new certificate representing the unredeemed shares, in accordance with the provisions of this Section 5, subject to the applicable escheat laws.
          (g) Upon any redemption of shares of Series A Preferred Stock, the shares of Series A Preferred Stock so redeemed shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by such redemption. No shares of Series A Preferred Stock so redeemed shall be reissued as Series A Preferred Stock.
          (h) In the event that any shares of Series A Preferred Stock shall be converted into Common Stock prior to the close of business on the Business Day prior to the date fixed for redemption, (i) the Corporation shall not be obligated to nor have the right to redeem such shares on such date and (ii) any funds which shall have been deposited for the payment of the applicable redemption price shall be returned to the Corporation.
6. Conversion.
     6.1. Conversion Privilege. The holders of shares of Series A Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock at any time on and subject to the following terms and conditions:
          (a) The Series A Preferred Stock shall be convertible at the office of any transfer agent for the Series A Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into a number of fully paid and nonassessable shares of Common Stock equal to the aggregate Liquidation Value for all shares so converted divided by the then applicable Conversion Price. The Conversion Price shall be initially $25.00 per share of Common Stock. The Conversion Price shall be adjusted in certain instances as provided in Section 6.2.
          (b) In order to convert shares of Series A Preferred Stock the holder thereof shall surrender at the office of the transfer agent for the Series A Preferred Stock, the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at such office that he elects to convert such shares. Shares of Series A Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the shares of Series A Preferred Stock to the opening of business on the date for payment of such dividend shall be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the shares of Series A Preferred Stock being surrendered for conversion. In the case of any share of Series A Preferred Stock that is converted after any record date for a dividend payment and on or prior to such dividend payment date, the full quarterly dividend that would otherwise have been payable on such dividend payment date shall be payable on such dividend payment date notwithstanding such conversion, and such dividend shall be paid to the person in whose name that share of Series A Preferred Stock is registered at the close of business on such record date. Except as provided in the two preceding sentences, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of Series A Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.
          (c) Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares as holders thereof shall cease and from and after such time the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 6.3, to the person or persons entitled to receive the same. In case shares of Series A Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the Business Day prior to the date fixed for redemption, unless default shall be made in payment of the redemption price.
          (d) If fewer than all the shares of Series A Preferred Stock represented by a certificate are converted, upon such conversion the Corporation shall (or cause a transfer agent for the Series A Preferred Stock to) issue a new certificate representing the shares not so converted.
     6.2. Adjustments. In order to prevent dilution of the rights granted under the shares of Series A Preferred Stock and to grant the holders certain additional rights, the Conversion Price shall be subject to adjustment from time to time as provided in this Section 6.2.

          (a) Subdivisions and Combinations. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, effect a subdivision (by any stock split or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock (other than (x) a subdivision upon a merger or consolidation or sale to which Section 6.2(i) applies or (y) a stock split effected by means of a stock dividend or distribution to which Section 6.2(b) applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased. Conversely, if the Corporation shall, at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, effect a combination (by any reverse stock split or otherwise) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a combination upon a merger or consolidation or sale to which Section 6.2(i) applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this Section 6.2(a) shall become effective immediately after the opening of business on the day after the date upon which the subdivision or combination becomes effective.
          (b) Common Stock Dividends. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, make or issue to the holders of its Common Stock a dividend or distribution payable in, or otherwise make or issue a dividend or other distribution on any class of its capital stock payable in, shares of Common Stock (other than a dividend or distribution upon a merger or consolidation or sale to which Section 6.2(i) applies), then and in each such event the Conversion Price in effect at the opening of business on the day after the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such record date; and
     (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Any adjustment under this Section 6.2(b) shall, subject to Section 6.2(h)(iv), become effective immediately after the opening of business on the day after the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution.
          (c) Reclassifications. A reclassification of the Common Stock (other than any such reclassification in connection with a merger or consolidation or sale to which Section 6.2(i) applies) into shares of Common Stock and shares of any other class of stock or evidences of indebtedness of the Corporation, cash or other assets (including rights, warrants or other securities (of the Corporation or any other Person)) (“Other Property”) shall be deemed:
     (i) a distribution by the Corporation to the holders of its Common Stock of such Other Property for the purposes and within the meaning of Section 6.2(d) or 6.2(f), as applicable (and the effective date of such reclassification shall be deemed to be “the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution” for the purposes and within the meaning of Section 6.2(d)) or 6.2(f), as applicable; and
     (ii) if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock for the purposes and within the meaning of Section 6.2(a) (and the effective date of such reclassification shall be deemed to be “the date upon which such subdivision becomes effective” or “the date upon which such combination becomes effective,” as applicable, for the purposes and within the meaning of Section 6.2(a)).
          (d) Property Dividends. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, make or issue a dividend or distribution to holders of Common Stock a Property Dividend (other than any dividend or distribution of any rights or warrants referred to in Section 6.2(f) or a dividend or distribution upon a merger or sale to which Section 6.2(i) applies), then and in each such event the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the Current Market Price per share of Common Stock on such date for determination minus the portion applicable to one share of Common Stock of the fair market value (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) of such Property Dividend so distributed; and
     (ii) the denominator of which shall be such Current Market Price per share of Common Stock.
Any adjustment under this Section 6.2(d) shall, subject to Section 6.2(h)(iv), become effective immediately prior to the opening of business on the day after the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution. If the Board of Directors determines the fair market value of any Property Dividend for purposes of this Section 6.2(d) by reference to the actual or when issued trading market for any securities comprising such Property Dividend, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of Common Stock.

          (e) Self-Tender Offers. In the event, at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, a Company Offer shall expire, then and in each such event the Conversion Price in effect immediately prior to the close of business on the date of the last time (the “Expiration Time”) tenders could have been made pursuant to such Company Offer shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be equal to (A) the product of (1) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (B) the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive) of the aggregate consideration payable to stockholders for all shares validly tendered and not withdrawn as of the Expiration Time and accepted for purchase by the Corporation pursuant to such Company Offer (the shares so accepted for purchase, being referred to as the “Purchased Shares”); and
     (ii) the denominator of which shall be equal to the product of (A) the Current Market Price per share of the Common Stock on the date of the Expiration Time and (B) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less the number of Purchased Shares.
Any adjustment under this Section 6.2(e) shall become effective immediately prior to the opening of business on the day after the Expiration Time.
          (f) Distributions of Warrants. In the event the Corporation shall, at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, make or issue a dividend or distribution to all holders of its Common Stock of any warrants or other rights to subscribe for or purchase any shares of Common Stock that are exercisable for a period of not more than 45 days (other than a distribution of such warrants or rights upon a merger or consolidation or sale to which Section 6.2(i) applies), whether or not the rights to subscribe or purchase thereunder are immediately exercisable, and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights shall be less than the Current Market Price per share of Common Stock on the record date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution, then and in each such event the Conversion Price at the opening of business on the day after such record date shall be decreased by multiplying such Conversion Price by a fraction (not to be greater than 1):
     (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock that the consideration received and receivable by the Corporation for the issuance of such rights or warrants and for the issuance of the maximum number of shares of Common Stock pursuant to the terms of such warrants or other rights would purchase at such Current Market Price; and

     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such record date plus the maximum number of shares of Common Stock issuable pursuant to all such warrants or other rights.
     Any adjustment under this Section 6.2(f) shall, subject to Section 6.2(h)(iv), become effectively immediately after the opening of business on the day after the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution.
     Rights or warrants issued by the Corporation to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock, which rights or warrants (A) are deemed to be transferred with such shares of Common Stock, (B) are not exercisable and (C) are also issued in respect of future issuances of Common Stock, in each case in clauses (A) through (C) until the occurrence of a specified event or events (“Trigger Event”), shall for purposes of this Section 6.2(f) and Section 6.2(d) not be deemed distributed until the occurrence of the earliest Trigger Event.
          (g) Superseding Adjustment. In the event at any time after any adjustment of the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall have been made pursuant to Section 6.2(e) on the basis of Purchased Shares accepted for purchase pursuant to a Company Offer, such Company Offer shall terminate without possibility of any future purchases pursuant thereto, and all or a portion of such Purchased Shares shall not have been purchased, then, and in each such case, such previous adjustment in respect of and solely to the extent of such Purchased Shares which have not been purchased and as to which no possibility of any future purchases pursuant to such Company Offer exists shall be rescinded and annulled as to any then outstanding shares of Series A Preferred Stock, and the shares of Common Stock that were deemed for purposes of the computations set forth in Section 6.2(e) to have been purchased in respect of such Company Offer shall no longer be deemed to have been purchased. In the event at any time after any adjustment of the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall have been made pursuant to Section 6.2(f) on the basis of the distribution of warrants or other rights or after any new adjustment of the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall have been made pursuant to this Section 6.2(g), such warrants or rights shall expire, and all or a portion of such warrants or rights shall not have been exercised, then, and in each such case, such previous adjustment in respect of such warrants or rights which have expired without exercise shall be rescinded and annulled as to any then outstanding shares of Series A Preferred Stock, and the shares of Common Stock that were deemed for purposes of the computations set forth in Section 6.2(f) to have been issued by virtue of such adjustment in respect of such warrants or rights shall no longer be deemed to have been issued.
          (h) Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments to the Conversion Price under this Section 6.2:
     (i) Treasury Stock. The dividend or distribution of any issued shares of Common Stock owned or held by or for the account of the Corporation shall be deemed a dividend or distribution of shares of Common Stock for purposes of this Section 6.2. For the purposes of this Section 6.2, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
     (ii) When Adjustments are to be Made. The adjustments required by Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e) and 6.2(f) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Conversion Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Conversion Price immediately prior to the making of such adjustment by at least 1%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e) and 6.2(f) and not previously made, would result in such minimum adjustment.
     (iii) Fractional Interests. In computing adjustments under Section 6, fractional interests in Common Stock shall be taken into account to the nearest one-thousandth of a share.
     (iv) Deferral of Issuance Upon Conversion. In any case in which Sections 6.2(b), 6.2(d) or 6.2(f) shall require that a decrease in the Conversion Price be made effective prior to the occurrence of a specified event and any share of Series A Preferred Stock is converted after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 6.1(a) shall as a result of such reduction in the Conversion Price require a corresponding increase in the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible, the Corporation may elect to defer until the occurrence of such specified event (A) the issuance to the holder of such share of Series A Preferred Stock (or other Person entitled thereto) of, and the registration of such holder (or other Person) as the record holder of, the Common Stock over and above the Common Stock issuable upon such conversion on the basis of the number of shares of Common Stock obtainable upon conversion of such share of Series A Preferred Stock immediately prior to such adjustment and (B) the corresponding reduction in the Conversion Price. If any such event for which an adjustment to the Conversion Price is made does not occur, then the adjustment to the Conversion Price will not be made.
          (i) Changes in Common Stock. In case at any time or from time to time after the Original Issue Date while the shares of Series A Preferred Stock remain outstanding, the Corporation shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:

     (i) a merger of the Corporation into any other Person, a consolidation of the Corporation with any other Person, or a sale of all or substantially all of the Corporation’s assets to any other Person, in each case in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for (or holders of outstanding shares of Common Stock shall otherwise receive in respect of such shares) securities of the Corporation or any other Person or other property (including cash) or any combination of the foregoing (a “Non-Surviving Transaction”), or
     (ii) any merger of another Person into the Corporation in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Corporation or other property (including cash) or any combination of the foregoing (a “Surviving Transaction”; any Non-Surviving Transaction or Surviving Transaction being herein called a “Transaction”), then, as a condition to the consummation of such Transaction, the Corporation shall (or, in the case of any Non-Surviving Transaction, the Corporation shall cause such other Person to) make lawful provision as a part of the terms of such Transaction whereby:
     (x) so long as any share of Series A Preferred Stock remains outstanding, on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Certificate of Designations, each share of Series A Preferred Stock, upon the conversion thereof at any time on or after the consummation of such Transaction, shall be convertible into, in lieu of the Common Stock issuable upon such conversion prior to such consummation, only the securities or other property (“Substituted Property”) that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock:
     (A) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person; and
     (B) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then, for the purposes of this Section 6.2(i), the kind and amount of securities, cash and other property receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares); and

     (y) the rights and obligations of the Corporation (or, in the event of a Non-Surviving Transaction, such other Person) and the holders of shares of Series A Preferred Stock in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Corporation and holders of shares of Series A Preferred Stock in respect of Common Stock hereunder as set forth in Section 6.1 hereof and elsewhere herein.
Such lawful provision shall provide for adjustments which, for events subsequent to the effective date of such lawful provision, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.2. The above provisions of this Section 6.2(i) shall similarly apply to successive Transactions.
          (j) Compliance with Governmental Requirements. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of any of the shares of Common Stock into which the shares of Series A Preferred Stock are convertible, the Corporation will take any corporate action that may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Conversion Price.
          (k) Optional Tax Adjustment. The Corporation may at its option, at any time while the shares of Series A Preferred Stock remain outstanding, increase the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, or decrease the Conversion Price, in addition to those changes required by Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e) or 6.2(f), as deemed advisable by the Board of Directors, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.
          (l) Notice of Adjustment. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 6.2, the Corporation at its expense shall promptly:
     (i) compute such adjustment in accordance with the terms hereof;
     (ii) after such adjustment becomes effective, deliver a notice to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein which notice shall set forth such adjustment (including the kind and amount of securities, cash or other property for which the shares of Series A Preferred Stock shall be convertible and the Conversion Price) and showing in detail the facts upon which such adjustment is based; and
     (iii) deliver to the transfer agent or agents for the Series A Preferred Stock a certificate of the Treasurer of the Corporation setting forth the Conversion Price and the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Current Market Price of the Common Stock or the fair market value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined).
          (m) Statement on Certificates. Irrespective of any adjustment in the Conversion Price or the amount or kind of shares into which the shares of Series A Preferred Stock are convertible, certificates for shares of Series A Preferred Stock theretofore or thereafter issued may continue to express the same Conversion Price initially applicable or amount or kind of shares initially issuable upon conversion of the Series A Preferred Stock evidenced thereby.
     6.3. Fractional Interests. The Corporation shall not be required upon the conversion of any share of Series A Preferred Stock to issue any fractional shares, but may, in lieu of issuing any fractional share of Common Stock that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per share on the date of such conversion. If more than one share of Series A Preferred Stock shall be presented for conversion at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so to be converted. The holders expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.
     6.4. Reservation and Authorization of Common Stock. The Corporation covenants that, so long as any shares of Series A Preferred stock remain outstanding, the Corporation will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the conversion of the shares of Series A Preferred Stock and free of preemptive rights, such number of shares of Common Stock and other securities, cash or property as from time to time shall be issuable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than those arising under applicable securities laws and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Corporation covenants that all shares of Common Stock will, at all times that shares of Series A Preferred Stock are convertible, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed. The Corporation covenants that the stock certificates issued to evidence any shares of Common Stock issued upon conversion of shares of Series A Preferred Stock will comply with the Delaware General Corporation Law and any other applicable law.
     The Corporation hereby authorizes and directs its current and future transfer agents for the Common Stock at all times to reserve stock certificates for such number of authorized shares as shall be requisite for such purpose. The transfer agent or agents for the Series A Preferred

Stock are hereby authorized to requisition from time to time from any such transfer agents for the Common Stock stock certificates required to honor outstanding shares of Series A Preferred Stock upon conversion thereof in accordance with the terms of this Certificate of Designations, and the Corporation hereby authorizes and directs such transfer agents to comply with all such requests of the transfer agent or agents for the Series A Preferred Stock. The Corporation will supply such transfer agents with duly executed stock certificates for such purposes.
     6.5. No Voting or Dividend Rights. Until the conversion of any share of Series A Preferred Stock:
     (i) no holder of any share of Series A Preferred Stock shall have or exercise any rights by virtue hereof as a holder of Common Stock, including, without limitation, the right to vote or to receive dividends and other distributions as a holder of Common Stock or to receive notice of, or attend, meetings or any other proceedings of holders of Common Stock;
     (ii) the consent of any such holder as a holder of Common Stock shall not be required with respect to any action or proceeding of the Corporation;
     (iii) no such holder, by reason of the ownership or possession of a share of Series A Preferred Stock, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable not in violation of Sections 2 and 3 to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the conversion of such share of Series A Preferred Stock; and
     (iv) no such holder shall have any right not expressly conferred hereunder or by applicable law with respect to the share of Series A Preferred Stock held by such holder.
     6.6. Required Notices to Holders. In the event the Corporation shall propose:
     (i) to make or issue any dividend or other distribution to holders of Common Stock of any stock, other securities, cash, assets or property or of any rights to subscribe for or purchase any shares of stock of any class or any other securities, rights or options; or
     (ii) to effect any Transaction; or
     (iii) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; or
     (iv) to effect any reclassification of its Common Stock; or
     (v) to commence a Company Offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such Company Offer),

then, and in each such case, the Corporation shall cause a notice of such proposed action to be filed with the transfer agent or agents for the Series A Preferred Stock and shall give notice of such proposed action to the holder of record of the majority of the outstanding shares of Series A Preferred Stock, if any, appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall specify (x) the date on which a record is to be taken for the purposes of such dividend or distribution; (y) the date on which such reclassification, Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, Transaction, liquidation, dissolution or winding up; or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, in the case of any action covered by clause (i) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of such action or, in the case of any action covered by clauses (ii) through (v) above, at least 20 days prior to the applicable effective or expiration date specified above.
     If at any time the Corporation shall cancel any of the proposed transactions for which notice has been given under this Section 6.6 prior to the consummation thereof, the Corporation shall cause a notice of such cancellation to be filed with the transfer agent or agents for the Series A Preferred Stock and give prompt notice of such cancellation to the holder of record of the majority of the outstanding shares of Series A Preferred Stock, if any, appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.
     Failure to give any notice required under this Section 6.6 with respect to any action shall neither affect the validity of such action nor foreclose any remedies that a holder may have for such breach by the Corporation.
     6.7. Payment of Taxes. The Corporation shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto. The Corporation shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any recipient other than the holder of the share of Series A Preferred Stock converted, and in case of such transfer or payment, the transfer agent or agents for the Series A Preferred Stock and the Corporation shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the transfer agent or agents for the Series A Preferred Stock or the Corporation or (b) it has been established to the Corporation’s satisfaction that any such tax or other charge that is or may become due has been paid.
7. Voting.
          (a) The holders of shares of Series A Preferred Stock shall have no voting rights whatsoever, except as otherwise herein or in the Certificate of Incorporation of the

Corporation or by law specifically provided. As to matters upon which holders of shares of Series A Preferred Stock are entitled to vote, the holders of Series A Preferred Stock shall be entitled to one vote per share.
     (b) (i) If and whenever at any time or times (A) dividends payable on Series A Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for two quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”) or (B) all Series A Preferred Stock validly tendered for repurchase in accordance with Section 11 hereof (and not withdrawn) are not repurchased on the Fundamental Change Repurchase Date (a “Repurchase Default” and, together with a Preferred Dividend Default, a “Preferred Default”), then the number of directors constituting the Board of Directors shall, without further action, be increased by two (hereinafter referred to as the “Additional Directors”) and, in addition to the other voting rights set forth herein or otherwise provided by law or by the Certificate of Incorporation, the holders of the Series A Preferred Stock shall have the exclusive right (voting together as a single, separate class to elect the Additional Directors to fill such newly created directorships, the remaining directors to be elected by the other class or classes of stock entitled to vote thereon, at each meeting of stockholders held for the purpose of electing directors.
          (ii) Whenever the voting rights of the Series A Preferred Stock set forth in Section 7(b)(i) shall have vested, such rights may be exercised initially either at a special meeting of the holders of the Series A Preferred Stock having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent pursuant to Section 228 of the General Corporation Law of the holders of the Series A Preferred Stock entitled to vote thereon. Such voting rights shall continue until such time as all accrued dividends on the Series A Preferred Stock to such time shall have been paid in full and/or the Repurchase Default has been cured, as the case may be, at which time such voting rights of the holders of the Series A Preferred Stock shall terminate, subject to revesting in the case of each and every subsequent event specified in Section 7(b)(i).
          (iii) At any time when such voting rights shall have vested in the holders of the Series A Preferred Stock, and if such rights shall not already have been initially exercised, a proper officer of the Corporation, upon the written request of the holders of record of 33-1/3% in number of shares of the Series A Preferred Stock outstanding, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date, but not to exceed 60 days after such request.
          (iv) At any meeting held for the purpose of electing directors at which the holders of the Series A Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33-1/3% of the then outstanding shares of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof; (A)(i) the absence of a quorum of the holders of the

Series A Preferred Stock shall not prevent the election of directors by other stockholders of the Corporation and (ii) the absence of a quorum or quorums of such other stockholders shall not prevent the election of directors to be elected by the holders of the Series A Preferred Stock, and (B) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice as to time and place other than announcement at the meeting except as otherwise provided by law, until a quorum shall be present.
          (v) Any vacancy occurring in the office of an Additional Director elected by the holders of Series A Preferred Stock may be filled by the remaining Additional Director elected by the holders of Series A Preferred Stock unless and until such vacancy shall be filled by the holders of Series A Preferred Stock.
          (vi) The terms of office of all Additional Directors in office at any time when such voting right is vested in the holders of the Series A Preferred Stock shall terminate upon the election of their successors by the holders of such Series A Preferred Stock at any meeting of stockholders for the purpose of electing directors. Upon any termination of such voting right, the term of office of all Additional Directors then in office shall thereupon terminate and, upon such termination, the number of directors constituting the Board of Directors shall, without further action, be reduced by that number of Additional Directors whose terms so terminate, subject always to the increase of the number of directors pursuant to Section 7(b)(i) in case of the future right of the holders of the Series A Preferred Stock to elect Additional Directors.
               (c) So long as any shares of the Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the Corporation shall not, directly or indirectly (including through merger or consolidation with any other Person or otherwise), without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of a majority of the then outstanding shares of Series A Preferred Stock:
          (i) authorize or approve the issuance or otherwise permit to be outstanding of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, Preferred Stock or any other capital stock of the Corporation, which shares rank prior to or on parity with shares of Series A Preferred Stock in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, or authorize or create, or increase the authorized number of, any class or series of capital stock of the Corporation the shares of which rank prior to or on parity with shares of Series A Preferred Stock in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation or any security convertible into, or convertible or exchangeable for, shares of any such class or series;

          (ii) amend, alter or repeal any of the provisions of the Certificate of Designations designating the Series A Preferred Stock as a series of Preferred Stock or of the Certificate of Incorporation so as to affect adversely the powers, designations, preferences and rights of the Series A Preferred Stock or the holders thereof; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Fully Junior Stock shall not be deemed to affect adversely the powers, designations, preferences and rights of the Series A Preferred Stock or the holders thereof; or
          (iii) except as may be required under Section 11 hereof, purchase less than all shares of the Series A Preferred Stock at the time outstanding unless the full dividends on all outstanding shares of the Series A Preferred Stock not so to be purchased and on any shares of capital stock of the Corporation which rank on a parity with the Series A Preferred Stock in the payment of dividends for all past quarter yearly (or, in the case of such other capital stock, any other applicable) dividend periods with respect thereto ending prior to the date of purchase or redemption shall have been paid and the full dividends thereon for the then current quarter yearly (or, in the case of such other capital stock, any other applicable) dividend period either (A) shall have been paid in cash or (B) shall have been declared and a sum in cash sufficient for the payment thereof shall have been set aside by the Corporation for the pro rata benefit of the holders thereof.
8. Rank.
     In the payment of dividends and in the distribution of assets upon the liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, the shares of Series A Preferred Stock shall rank senior and prior to all Junior Stock, including specifically the shares of Common Stock, par value $0.01 per share, of the Corporation.
9. Report to Holders.
     So long as any shares of the Series A Preferred Stock remain outstanding, if the Corporation is not required to file information, documents or reports pursuant to either of Section 13 or Section 15(d) of the Exchange Act, the Corporation shall cause quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by the Corporation’s independent certified public accountants) to be (a) mailed to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such mailing at then address of said holder shown therein within or, (b) posted to the Corporation’s web-site, in any case within 45 days after the last day of each applicable quarter and 90 days after the last day of each applicable fiscal year.
10. Forced Conversion.
          (a) The Corporation shall have the right, at its option, to cause the Series A Preferred Stock, in whole but not in part, to be automatically converted into Common Stock based on the Conversion Price then in effect in accordance with the procedures in Section 6.1 (except as otherwise provided in this Section 10), with any resulting fractional shares of Common Stock to be settled in accordance with the procedures set forth in Section 6.3 hereof (a “Forced Conversion”). The Corporation may exercise its right to cause a Forced Conversion pursuant to this Section only if (i) the Quoted Price of the Common Stock equals or exceeds 125% of the Conversion Price for at least 10 Trading Days within any period of 20 consecutive Trading Days, (ii) the Corporation has paid all accrued dividends on the outstanding shares of Series A Preferred Stock for all past dividend periods and (iii) on such Forced Conversion Date, either (A) the Corporation shall have an effective registration statement on file with the Securities and Exchange Commission that permits the immediate resale of the Common Stock by any holder thereof that receives such Common Stock in the Forced Conversion (a “Forced Conversion Registration Statement”) or (B) none of the Common Stock issued in the Forced Conversion shall bear a restrictive securities legend and all such shares of Common Stock shall be freely tradeable by the holders thereof under applicable securities laws and the Corporation shall not have imposed any stop-order or other restrictions on the resale thereof.
          (b) To exercise its right to call a Forced Conversion described in, and subject to, Section 10(a) hereof, the Corporation must issue a press release prior to the close of business on or prior to the tenth Trading Day following any date on which the conditions described in Section 10(a) hereof are met announcing such a Forced Conversion. The Corporation shall also mail notice to holders not more than two Business Days after the date of the press release of the election to call a Forced Conversion. The conversion date will be a date selected by the Corporation (the “Forced Conversion Date”) and will be no more than ten days after the date on which the Corporation issues the press release described in this Section 10(b).
          (c) In addition to any information required by applicable law or regulation, the press release and notice of a Forced Conversion described in Section 10(b) shall state, as appropriate: (a) the Forced Conversion Date; (b) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; (c) the number of shares of Series A Preferred Stock to be converted; and (d) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the Forced Conversion Date.
          (d) On and after the Forced Conversion Date, (1) dividends shall cease to accumulate on the Series A Preferred Stock called for a Forced Conversion, (2) such shares shall no longer be deemed to be outstanding and shall no longer be transferrable on the books of the Corporation and (3) all rights of holders shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof at the Conversion Rate then in effect and with respect to any fractional shares of Common Stock, cash in accordance with Section 6.3 hereof, the right to have the Forced Conversion Registration Statement remain in effect as specified in the third succeeding sentence, and the right to receive any dividend payable as set forth in the next succeeding sentence. If the Forced Conversion Date occurs between the close of business on any dividend record date and the close of business on any dividend payment date, the dividend payment with respect to the Series A Preferred Stock will be payable to the record holder of such share on such dividend record date. Except as provided in the immediately preceding sentence, with respect to a Forced Conversion pursuant to Section 10(a) hereof, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrear, upon conversion of Series A Preferred Stock or for dividends with respect to the Common Stock issued upon such conversion. If the conditions described in Section 10(a) hereof are satisfied using sub clause (A) of clause (iii) thereof, then the Corporation shall cause the Forced Conversion Registration Statement to remain in effect on and after the Forced Conversion Date for a period of at least thirty (30) days.
11. Fundamental Change.
          (a) Offer to Repurchase.
     (i) In connection with any Fundamental Change, the Corporation shall, subject to the terms of this Section 11, make an offer to repurchase, at the option and election of the holder thereof, each share of Series A Preferred Stock then outstanding (the “Fundamental Change Offer”) at a purchase price per share (such amount being the “Repurchase Price”) in cash equal to 100% of the Liquidation Value plus accrued dividends through the Fundamental Change Repurchase Date.
     (ii) The “Fundamental Change Repurchase Date” shall be the date specified by the Corporation for the repurchase of the Series A Preferred Stock in the Fundamental Change Notice referred to below. Within 10 Business Days after the effective date of a Fundamental Change, the Corporation shall commence the Fundamental Change Offer by delivering a notice (the “Fundamental Change Notice”), not less than 20 nor more than 45 Business Days prior to the expected Fundamental Change Repurchase Date, addressed to the holders of record of the Series A Preferred Stock as they appear in the records of the Corporation as of the date of such Fundamental Change. Each notice must state that:
     (A) the Fundamental Change Offer may be accepted by delivery of a written notice specifying the number of shares to be repurchased, which notice may be revocable;
     (B) the Repurchase Price as of the expected Fundamental Change Repurchase Date;
     (C) the name of the paying agent to whom, and the address of the place to where, the Series A Preferred Stock are to be surrendered for payment of the Repurchase Price;
     (D) any shares of Series A Preferred Stock not tendered for payment shall, subject to Section 6.2(i), continue to be outstanding;
     (E) the Fundamental Change Offer shall not be consummated in the event the Corporation elects to effect a conversion pursuant to Section 10(a); and
     (F) the circumstances and material facts regarding such Fundamental Change.

     (iii) Notwithstanding this Section 11, the Fundamental Change Offer shall be subject to, and be made in compliance with, Regulation 14E under the Exchange Act and any other federal and state securities laws, as applicable, including any applicable time periods. The Corporation shall notify the holders Series A Preferred Stock of the results of the Fundamental Change Offer on or as soon as practicable after the Fundamental Change Repurchase Date.
     (iv) Notwithstanding this Section 11, the Fundamental Change Offer shall be subject to, and be made in compliance with, the Credit Agreement and the Indenture.
          (b) Mechanics of Repurchase.
     (i) Unless waived by the holders representing a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall deposit in Trust by the Fundamental Change Repurchase Date, for the pro rata benefit of the holders of such shares, funds consisting of cash or cash equivalents sufficient to pay the Repurchase Price on the Fundamental Change Repurchase Date. The deposit in Trust shall be irrevocable as of the Fundamental Change Repurchase Date, except that the Corporation shall be entitled to receive from the paying agent (A) Repurchase Price with respect to shares of Series A Preferred Stock that are no longer to be repurchased, whether by conversion, withdrawal of an election or failure to tender or otherwise and (B) the interest or other earnings, if any, earned on any such deposit. The holders of the shares repurchased shall have no claim to such interest or other earnings, and any funds so deposited with the paying agent and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the Fundamental Change Repurchase Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so returned to the Corporation shall look only to the Corporation for such payment, without interest. Notwithstanding the deposit of such funds, the Corporation shall remain liable for the payment of the Repurchase Price to the extent such Repurchase Price is not paid as provided herein.
     (ii) The paying agent on behalf of the Corporation shall pay the Repurchase Price on the Fundamental Change Repurchase Date upon surrender of the certificates representing the shares of Series A Preferred Stock to be repurchased (properly endorsed or assigned for transfer, if the Corporation shall so require and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation).
     (iii) In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the unrepurchased shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares Series A Preferred Stock are issued in a name other than the name of the selling holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series A Preferred Stock not repurchased other than any such tax due because a certificate for shares Series A Preferred Stock is issued in a name other than the name of the selling holder.
     (iv) From and after the Fundamental Change Repurchase Date, shares of the Series A Preferred Stock to be repurchased on such Fundamental Change Repurchase Date will no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Corporation the Repurchase Price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not repurchased due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the Repurchase Price in full, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the payment of dividends and the conversion rights) as provided herein.
     (v) Notwithstanding anything in this Section 11 to the contrary, each holder shall retain the right to convert shares of Series A Preferred Stock to be repurchased at any time on or prior to the Fundamental Change Repurchase Date.
     (vi) The Corporation may not enter into any agreement providing for a Fundamental Change of the type described in clauses (iii) or (iv) of the definition of Fundamental Change in Section 12 unless the acquiring party in such Fundamental Change (the “Acquirer”) agrees to cause the Corporation to make the repurchases contemplated in this Section 11 on the Fundamental Change Repurchase Date for such Fundamental Change and agrees, for the benefit of the holders of record of the Series A Preferred Stock (including making them beneficiaries of such agreement), that to the extent the Corporation is not legally able to repurchase the Series A Preferred Stock, the Acquirer will purchase the Series A Preferred Stock on such Fundamental Change Repurchase Date as a condition to the consummation of the transaction.
     (vii) Any repurchase of the Series A Preferred Stock pursuant to this Section 11 shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Corporation legally available therefor (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors).
12. Certain Definitions.
     As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:
     “accrued dividends”, with respect to any share of any class or series, means an amount computed at the annual dividend rate for the class or series of which the particular share is a part,

from and including the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.
     “Acquirer” has the meaning set forth in Section 11(b)(vi).
     “Additional Directors” has the meaning set forth in Section 7(b).
     “Board of Directors” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday in the State of New York or a day on which banking institutions and trust companies in Borough of Manhattan, The City of New York are authorized or obligated by law, regulation or executive order to close.
     “Certificate of Incorporation” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “Common Stock” means any capital stock of any class or series of the Corporation (including, on the Original Issue Date, the Common Stock, par value $0.01 per share, of the Corporation) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of Section 6.2(i), shares issuable upon conversion of Series A Preferred Stock shall include only shares of the class of capital stock of the Corporation designated as Common Stock, par value $0.01 per share, of the Corporation on the Original Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
     “Company Offer” means any tender offer (including any exchange offer) as amended from time to time made by the Corporation or any of its Subsidiaries for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding shares of Common Stock.
     “Constituent Person” has the meaning set forth in Section 6.2(i).
     “Conversion Price” means the conversion price per share of Common Stock, initially set at $25.00, subject to adjustment as provided in Section 6.2.
     “Corporation” has the meaning set forth in the introductory paragraph of this Certificate of Designations.

     “Credit Agreement” means the revolving credit facility in effect on the Original Issue Date, among the Corporation, the guarantors party thereto, Citizens Bank of Pennsylvania, as administrative agent, and the other financial institutions party thereto, providing for revolving credit borrowings and the issuance of letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.
     “Current Market Price” means on any date:
     (i) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market in the United States:
     (A) for the purpose of any computation under this Certificate of Designations (except under Section 6.2(e) in respect of a Company Offer or under Section 6.3), the average of the Quoted Prices for the five consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of (x) the date in question and (y) in the case of any computation under Section 6.2(d) or 6.2(f), the day before the “ex” date for the issuance or distribution requiring such computation; provided, however, that if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Sections 6.2(a), 6.2(b), 6.2(d), 6.2(e) or 6.2(f) occurs on or after the 20th Trading Day prior to the day in question and prior to the “ex” date for the issuance or distribution requiring such computation, the Quoted Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to Sections 6.2(a), 6.2(b), 6.2(d), 6.2(e) or 6.2(f), as applicable, as a result of such other event; or
     (B) for the purpose of any computation under Section 6.2(e), the average of the Quoted Prices for the five consecutive Trading Days selected by the Corporation commencing on or after the latest (the “Commencement Date”) of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender offer requiring such computation, and (iii) the date of the last amendment, if any, of such tender offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the date of the Expiration Time (as defined in Section 6.2(e)) of such tender offer; provided, however, that if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to Sections 6.2(a),

6.2(b), 6.2(d), 6.2(e) or 6.2(f) occurs on or after the Commencement Date and prior to the Expiration Time for the tender offer requiring such computation, the Quoted Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to such Sections 6.2(a), 6.2(b), 6.2(d), 6.2(e) or 6.2(f), as applicable, as a result of such other event; or
     (C) for the purposes of any computation under Section 6.3, the Quoted Price for such date or, if such date is not a Trading Day, for the next preceding Trading Day; or
     (ii) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market in the United States, the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one share of the Common Stock as determined as of such date (x) for the purposes of any computation under this Certificate of Designations (except under Section 6.3), by an Independent Financial Expert as set forth in value report thereof using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate or (y) for the purposes of any computation under Section 6.3, by the Treasurer or Chief Financial Officer of the Corporation in good faith, whose determination shall be conclusive and evidenced by a certificate of such officer delivered to the transfer agent or agents for the Series A Preferred Stock.
     “ex’ date” means:
     (i) when used with respect to any issuance or distribution, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Quoted Price was obtained without the right to receive such issuance or distribution;
     (ii) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the time at which such subdivision or combination becomes effective; or
     (iii) when used with respect to any tender offer, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market after the Expiration Time of such tender offer.
     “Exchange Act” means the Securities Exchange Act of 1934, and any statute successor thereto, in each case as amended from time to time.

     “Expiration Time” has the meaning set forth in Section 6.2(e).
     “Financial Expert” means any broker or dealer registered as such under the Exchange Act that conducts an investment banking business or other appraisal or valuation firm of recognized standing selected in good faith by the Board of Directors.
     “Forced Conversion” has the meaning set forth in Section 10(a).
     “Forced Conversion Date” has the meaning set forth in Section 10(b).
     “Forced Conversion Registration Statement” has the meaning set forth in Section 10(a).
     “Fully Junior Stock” means any Junior Stock over which the Series A Preferred Stock has preference and priority in the payment of dividends and in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.
     “Fundamental Change” means the occurrence after the original issuance of the Series A Preferred Stock of any of the following events:
     (i) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the Common Stock or other capital stock of the Corporation representing more than 50% of the voting power of the Common Stock entitled to vote generally in the election of directors and either (x) such person or group files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (y) the Corporation otherwise becomes aware of any such person or group; provided that this clause (a) shall not apply to a transaction covered in clause (iii) below, including any exception thereto; or
     (ii) the first day on which a majority of the members of the board of directors of the Corporation does not consist of continuing directors; or
     (iii) the Corporation merges or consolidates with or into any other Person, or any Person merges with the Corporation, other than a merger, consolidation or other transaction in which either (x) the Corporation is the surviving entity or (y) immediately after such merger, consolidation or other transaction, (a) there shall be no class of capital stock of the surviving entity outstanding ranking senior to or on parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the affairs of the surviving entity and (b) the holders of more than 50% of the total voting power of all shares the Corporation’s capital stock entitled to vote generally in the election of directors immediately prior to the transaction(s) own or control, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the surviving entity or any parent thereof; or

     (iv) the Corporation or any one or more subsidiaries thereof conveys, transfers, sells or otherwise disposes in a single transaction or a series of related transactions (including any spin-off or in-kind distribution) all or a majority of the net book value of the properties and assets of the Corporation and its subsidiaries on a consolidated basis to any person or group (other than to the Corporation and its wholly-owned subsidiaries); or
     (v) the Corporation’s stockholders approve any plan or proposal for the Corporation’s liquidation, dissolution or winding up.
     For purposes of this Fundamental Change definition: (a) “board of directors” means the board of directors or other governing body charged with the ultimate management of any person; (b) “continuing director” means a director who either was a member of the Board of Directors of the Corporation on the Original Issue Date, or who becomes a member of the Board of Directors subsequent to that date and whose initial election, appointment or nomination for election by the Corporation’s shareholders is duly approved by a majority of the continuing directors on the Board of Directors of the Corporation at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board of Directors of the Corporation in which such individual is named as a nominee for director; and (c) “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     “Fundamental Change Notice” has the meaning set forth in Section 11(a)(ii).
     “Fundamental Change Offer” has the meaning set forth in Section 11(a)(i).
     “Fundamental Change Repurchase Date” has the meaning set forth in Section 11(a)(ii).
     “General Corporation Law” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “holder” of shares of Series A Preferred Stock shall mean the stockholder in whose name such Series A Preferred Stock is registered in the stock books of the Corporation.
     “Indenture” means the Indenture dated as of November 18, 2008, by and among the Corporation, the guarantors and the collateral agent party thereto, as it may from time to time be restated, amended, modified or supplemented.
     “Independent Financial Expert” means any Financial Expert selected by the Corporation that either (i) is reasonably acceptable to the holders of shares of Series A Preferred Stock evidencing a majority of the outstanding shares of Series A Preferred Stock or (ii) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Corporation, do not) have a material direct or indirect financial interest in the Corporation or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board of Directors of the Corporation in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Corporation or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Corporation, is) a promoter, director or officer of the Corporation or any of its Affiliates or an underwriter with respect to any of the securities of the Corporation or any of its Affiliates and (z) which does not provide any advice or opinions to the Corporation or Affiliates except as an independent financial expert in connection with this Certificate of Designations.
     “Junior Right” means any option, right or share of capital stock that is convertible into, or convertible or exchangeable for, any Junior Stock, but excluding debt that is convertible into or exchangeable for Junior Stock.
     “Junior Stock” means the Common Stock, par value $0.01 per share, of the Corporation and any other class or series of shares of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.
     “Liquidation Value” has the meaning set forth in Section 3(a).
     “Liquidation Payment” has the meaning set forth in Section 3(a).
     “Non-Electing Share” has the meaning set forth in Section 6.2(i).
     “Non-Surviving Transaction” has the meaning set forth in Section 6.2(i).
     “Optional Redemption” has the meaning set forth in Section 4(a).
     “Original Issue Date” means November 18, 2008, the date on which shares of Series A Preferred Stock are originally issued under this Certificate of Designations.
     “Preferred Default” has the meaning set forth in Section 7(b)(i).
     “Preferred Dividend Default” has the meaning set forth in Section 7(b)(i).
     “Preferred Stock” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
     “Property Dividend” means any payment by the Corporation to all holders of its Common Stock of any dividend, or any other distribution by the Corporation to such holders, of any shares of capital stock of the Corporation, evidences of indebtedness of the Corporation, cash or other assets (including rights, warrants or other securities (of the Corporation or any other Person)), other than any dividend or distribution (i) upon a merger or consolidation or sale to which Section 6.2(i) applies or (ii) of any Common Stock or warrant right referred to in Section 6.2(b) or Section 6.2(f).
     “Purchased Shares” has the meaning set forth in Section 6.2(e)(i).
     “Quoted Price” means, on any Trading Day, with respect to any security, the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the

New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such security is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Corporation for that purpose.
     “Repurchase Default” has the meaning set forth in Section 7(b)(i).
     “Repurchase Price” has the meaning set forth in Section 11(a)(i).
     “Series A Preferred Stock” has the meaning set forth in Section 1(a).
     “Substituted Property” has the meaning set forth in Section 6.2(i).
     “Surviving Transaction” has the meaning set forth in Section 6.2(i).
     “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.
     “Transaction” has the meaning set forth in Section 6.2(i).
     “Trust” in an irrevocable trust with a bank or trust company organized and in good standing under the laws of the United States of America or any State thereof, and having capital and surplus of not less than $50,000,000 according to its last published statement of condition for the pro rata benefit of the holders thereof.
13. No Other Rights.
     The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation or as may be provided by law.
14. Certificates.
     The certificates representing the Series A Preferred Stock shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate. The Series A Preferred Stock certificates may have notations, legends or endorsements required by law and agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).
[The Remainder of this Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Superior Well Services, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Vice President & Chief Financial Officer this 18th day of November, 2008.

SUPERIOR WELL SERVICES, INC.
By:	/s/ Thomas W. Stoelk
	Name:	Thomas W. Stoelk
	Title:	Vice President & Chief Financial Officer

Signature Page to Certificate

EXHIBIT A
FORM OF PREFERRED STOCK
FACE OF SECURITY
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.

Certificate Number	[Number of] Shares of Convertible Preferred Stock
[     ]
CUSIP NO.: 86837X 204
Series A 4% Convertible Preferred Stock
(liquidation preference $1,000.00 per share)
of
Superior Well Services, Inc.
     Superior Well Services, Inc., a Delaware corporation (the “Corporation”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of the Preferred Stock, par value $0.01 per share, of the Corporation designated as its Series A 4% Convertible Preferred Stock (the “Preferred Stock”). These shares of Preferred Stock are transferable on the books and records of the transfer agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The voting and other powers, preferences and relative, participating, optional or other rights of the Preferred Stock, the qualifications, limitations and restrictions thereof, and all other terms and provisions of the Preferred Stock represented hereby are as provided in the Certificate of Designations dated November 18, 2008, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.
     Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
     Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

     IN WITNESS WHEREOF, the Corporation has executed this certificate this ___ day of                     ,           .

SUPERIOR WELL SERVICES, INC.
By:
Name:
Title:

By:
Name:
Title:

REVERSE OF SECURITY
     Dividends on each share of Preferred Stock shall be payable quarterly based on the rate per annum set forth in the face hereof, which rate is subject to increase as provided in the Certificate of Designations.
     The shares of Preferred Stock shall be convertible into the Corporation’s Common Stock at the option of the Holder or at the option of the Corporation, and shall be subject to repurchase by the Corporation at the option of the Holder upon the occurrence of certain events, in each case in the manner and according to the terms set forth in the Certificate of Designations.
     The shares of Preferred Stock are redeemable at the option of the Corporation in the manner and according to the terms set forth in the Certificate of Designations.
     The Corporation is authorized to issue more than one class of stock, and the Corporation will furnish without charge to each stockholder who so requests the designations, the voting and other powers, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions thereof.

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to: _________________

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the transfer agent. The agent may substitute another to act for him or her.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)
Signature Guarantee:1

[1]	(In certain circumstances, signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the transfer agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the transfer agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)